As filed with the Securities and Exchange Commission on May 29, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CSX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Virginia	62-1051971
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, Florida	32202
(Address of Principal Executive Offices)	(Zip Code)

CSX Corporation 401(k) Plan

(Full Title of the Plan)

Nathan D. Goldman, Esq.

Executive Vice President, Chief Legal Officer

and Corporate Secretary

CSX Corporation

500 Water Street

Jacksonville, Florida 32202

(Name and Address of Agent for Service)

904-359-7611

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edmond T. FitzGerald, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4644

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	10,000,000 shares	$67.60 (4)	$676,000,000 (4)	$87,744.80 (5)

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the CSX Corporation 401(k) Plan (the “Plan”).

(2)	The number of shares being registered represents shares of the Registrant’s common stock, par value $1.00 (“Common Stock”), that may be offered or sold under the Plan.
(3)

Pursuant to Rule 416 of the Securities Act of 1933, the Registration Statement shall be deemed to cover additional shares of Common Stock resulting from the split of, or a stock dividend on, the registered shares.

(4)

Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933 solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares of Common Stock registered herein was based on the average of the high and low price per share of the Common Stock on May 21, 2020, as reported on the NASDAQ Global Select Market.

(5)	Rounded up to the nearest penny.

GENERAL INSTRUCTION E

EXPLANATORY NOTE-REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 is being filed by CSX Corporation (“CSX”) to register 10,000,000 shares of Common Stock that may be offered or sold pursuant to the Plan, together with an indeterminate amount of interests in the Plan. The shares being registered pursuant to this Registration Statement are additional securities of the same class as the securities for which Registration Statements on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on July 15, 1991 (File No. 033-41735), July 17, 2009 (File No. 333-160650) and February 6, 2014 (File No. 333-193785) are effective. Pursuant to General Instruction E of Form S-8, the contents of such Registration Statements (File Nos. 033-41735, 333-160650 and 333-193785) (including, for the avoidance of doubt, the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018) and any post-effective amendments thereto are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit Number

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 10-K filed with the Commission on February 11, 2015)

4.2	Amended and Restated Bylaws of the Registrant, effective as of July 7, 2017 (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on July 11, 2017)

5.1	Internal Revenue Service Determination Letter (incorporated herein by reference to Exhibit 5.1 to the Registrant’s Form S-8 filed with the Commission on February 6, 2014)*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith)

24.1	Powers of Attorney (filed herewith)

99.1	CSX Corporation 401(k) Plan (filed herewith)

*

The IRS has notified the Registrant by a letter dated May 1, 2013 that the Plan is qualified under the appropriate sections of the Internal Revenue Code. The Plan has been amended since that letter was issued, but counsel for the Plan has no reason to believe that such amendments would adversely impact the validity of the determination letter.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 29, 2020.

CSX CORPORATION

By:	/s/ Nathan D. Goldman
Name: Nathan D. Goldman
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary

The Registrant. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 2020.

Signature	Title

/s/ James M. Foote
James M. Foote	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kevin S. Boone
Kevin S. Boone	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Angela C. Williams
Angela C. Williams	Vice President and Chief Accounting Officer (Principal Accounting Officer)

*
Donna M. Alvarado	Director

*
Steven T. Halverson	Director

*
Paul C. Hilal	Director

*
John D. McPherson	Director

*
David M. Moffett	Director

*
Linda H. Riefler	Director

*
Suzanne M. Vautrinot	Director

*
J. Steven Whisler	Director

*
John J. Zillmer	Chairman and Director

*By:	/s/ Nathan D. Goldman
Nathan D. Goldman
Attorney-in-fact

The Plan. Pursuant to requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 29, 2020.

CSX CORPORATION 401(K) PLAN

By:	/s/ Diana B. Sorfleet
Name: Diana B. Sorfleet
Title: Executive Vice President and Chief Administrative Officer
(Duly authorized representative)